As Filed with the Securities and Exchange Commission on July 2, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Spanish Broadcasting System, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3827791 (I.R.S. Employer Identification No.)
2601 S. Bayshore Drive, PHII
Coconut Grove, Florida 33133
(305) 441-6901
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Spanish Broadcasting System, Inc.
2006 Omnibus Equity Compensation Plan
(Full title of the plan)

Melanie M. Montenegro, Esq.
Corporate & Finance Counsel
2601 S. Bayshore Drive, PHII
Coconut Grove, Florida 33133
(Name and address of agent for service)
(305) 441-6901
(Telephone number, including area code, of agent for service)

Copy To:
William E. Wallace, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
(212) 836-8000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A common stock, par value $0.0001 per share	3,500,000	$4.45	$15,575,000	$478.15

(1)	The number of shares of common stock that may be issued under the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan is 3,500,000 shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of shares as may be issued pursuant to stock splits, stock dividends or equity recapitalizations.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 based upon the average of the high and low prices of our common stock as reported the Nasdaq Global Market on June 26, 2007.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Spanish Broadcasting System, Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) in connection with registering 3,500,000 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) available for future issuance under the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Omnibus Plan”) in accordance with the terms of the Omnibus Plan.
     The Omnibus Plan provides that grants can be made to participants in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights (“SARs”), (iv) stock units, (v) stock awards, (vi) dividend equivalents, and (vii) other stock-based awards. The Omnibus Plan authorizes up to 3,500,000 shares of our Class A common stock for issuance, subject to adjustment in certain circumstances. The Omnibus Plan provides that the maximum aggregate number of shares of Class A common stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustments. In addition, the maximum aggregate number of shares of Class A common stock with respect to grants of stock units, stock awards and other stock-based awards that may be made to any individual during a calendar year is also 1,000,000 shares, subject to adjustments.
     The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Registration Statement. A prospectus setting forth the information required by Part I of Form S-8 with respect to the Omnibus Plan will be sent or given to participants under the Omnibus Plan as specified by Rule 428(b)(1).
     The prospectus is not being filed with the Securities and Exchange Commission (the “Commission”), but it constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents incorporated by reference in Item 3 of Part II of this Registration Statement are also incorporated by reference in the Section 10(a) prospectus relating to this Registration Statement. The foregoing documents and all other documents required to be delivered pursuant to Rule 428(b) promulgated under the Securities Act are available without charge, upon written or oral request, to Spanish Broadcasting System, Inc., Attn: Legal Department, 2601 S. Bayshore Drive, PHII, Coconut Grove, FL 33133, telephone number (305) 441-6901.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:
     (a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006;
     (b) The Company’s quarterly report on Form 10-Q for the quarter ended on March 31, 2007;
     (c) The Company’s current reports on Form 8-K filed on April 5, 2007, April 11, 2007, April 17, 2007 and May 8, 2007; and

     (d) Description of the Company’s Class A common stock contained in the Company’s Registration Statement on April 18, 1999, including any amendment, statement or report filed updating such description.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (other than reports furnished pursuant to Items 2.02 or 7.01 of Form 8-K) and to be part of this Registration Statement from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus for the Omnibus Plan.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities. Section 145 of the DGCL provides that a corporation may indemnify any person, including a director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided, he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     A Delaware corporation may also indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.
     The Company’s third amended and restated certificate of incorporation has a provision which limits the liability of directors to the maximum extent permitted by Delaware law. The third amended and restated certificate of incorporation specifies that directors will not be personally liable for monetary damages for breach of his fiduciary duty as a director. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which make it permissible under the DGCL for the Company to indemnify such director or officer. The Company’s amended and restated by-laws also provide for indemnification of directors and officers (and others) in the manner, under the circumstances and to the fullest extent permitted by the DGCL. Each director has entered into an indemnification agreement with the Company that provides for indemnification to the fullest extent provided by law.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the

Securities and Exchange Commission, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.
Item 9. Undertakings.
Undertakings required by Item 512(a) of Regulation S-K
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by Item 512(b) of Regulation S-K
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.
     Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 2nd day of July, 2007.

Spanish Broadcasting System, Inc.
By:	/s/ Raúl Alarcón, Jr.
	Name:	Raúl Alarcón, Jr.
	Title:	Chairman of the Board of Directors, Chief Executive Officer and President

     Each person whose signature appears below hereby constitutes and appoints Raúl Alarcón, Jr. and Joseph A. García, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this report together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 2nd day of July, 2007.
Signature

/s/ Raúl Alarcón, Jr. Raúl Alarcón, Jr.	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)
/s/ Joseph A. García Joseph A. García	Executive Vice President, Chief Financial Officer, and Secretary (principal financial and accounting officer)
/s/ Pablo Raúl Alarcón, Sr. Pablo Raúl Alarcón, Sr.	Director
/s/ Antonio S. Fernandez Antonio S. Fernandez	Director
/s/ Jose A. Villamil Jose A. Villamil	Director
/s/ Jason L. Shrinsky Jason L. Shrinsky	Director

EXHIBIT INDEX
     The following exhibits are filed herewith:

EXHIBIT		DOCUMENT

4.1	—	Article V of the Third Amended and Restated Certificate of Incorporation of the Company, dated September 29, 1999 (incorporated by reference to Exhibit 3.1 of the Company’s 1999 Registration Statement).

4.2	—	Certificate of Designations dated October 29, 2003 Setting Forth the Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the 10 3/4% Series A Cumulative Exchangeable Redeemable Preferred Stock of Spanish Broadcasting System, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s 11/14/03 Quarterly Report).

4.3	—	Certificate of Designations dated October 29, 2003 Setting Forth the Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the 10 3/4% Series B Cumulative Exchangeable Redeemable Preferred Stock of Spanish Broadcasting System, Inc. (incorporated by reference to Exhibit 4.2 of the Company’s 11/14/03 Quarterly Report).

4.4	—	Form of stock certificate for the Class A common stock of the Company (incorporated by reference to the Company’s 1999 Registration Statement).

4.5	—	Certificate of Elimination of 14 1/4% of Senior Exchangeable Preferred Stock, Series A of the Company, dated October 28, 2003 (incorporated by reference to Exhibit 3.3 of the Company’s Quarterly Report on Form 10-Q filed November 14, 2003).

4.6	—	Certificate of Designation Setting Forth the Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Series C Convertible Preferred Stock of the Company (“Certificate of Designation of Series C Preferred Stock”) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 27, 2004).

4.7	—	Certificate of Correction to Certificate of Designation of Series C Preferred Stock of the Company dated January 7, 2005 (incorporated by reference to Exhibit 4.13 of the Company’s Annual Report filed on Form 10-K for the fiscal year 2004).

4.8	—	Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2006).

5.1	—	Opinion of Kaye Scholer LLP as to the legality of the securities to be offered.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Kaye Scholer LLP (included as part of Exhibit 5.1).

24.1	—	Power of Attorney (included as part of signature page).